FieldPoint Petroleum Rescinds Record Date for Warrant Dividend – New Record Date Will be Announced

Austin, TX (PRNewswire) Jan 12, 2012, FieldPoint Petroleum Corporation (NYSE/AMEX:FPP) today announced that after consultation with the NYSE Amex exchange (the “Exchange”), it has elected to rescind the  previously announced record date for the pending Warrant Dividend.

In order for Fieldpoint to complete the distribution of the Warrant Dividend, a registration statement covering the exercise of the Warrant and issuance of the underlying common stock must first be declared effective by the SEC.  The Company filed its registration statement on Form S-3 on December 29, 2011; however, it appears that the registration statement will be reviewed by the SEC, and no prediction can be made when it might be declared effective by the Commission.

As a result of the uncertainty surrounding when the distribution of the Warrant Dividend will be completed, the Exchange has requested that the Company rescind the previously set record date, which the Company has done today.

A new record date for the Warrant Dividend will be set and announced once the registration statement has been declared effective by the SEC and the distribution of the Warrant Dividend can be completed.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com